SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): April 6, 2005


                                West Marine, Inc.
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)



   Delaware                          0-22512                      77-0355502
----------------                 ---------------             -------------------
(State or other                 (Commission File              (I.R.S. Employer
jurisdiction of                      Number)                 Identification No.)
incorporation)



              500 Westridge Drive
             Watsonville, California                        95076
         --------------------------------                ------------
     Address of principal executive offices)              (Zip Code)


                                 (831) 728-2700
                             -----------------------
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On April 6, 2005, West Marine, Inc. announced its net sales for the 13-week period (first quarter) ended April 2, 2005. A copy of this press release is attached hereto as Exhibit 99.1

Item 9.01.  Financial Statements and Exhibits.

            (a)   Not Applicable.

            (b)   Not Applicable.

            (c)   Exhibits:

            99.1  Press Release dated April 6, 2005 (furnished pursuant to Item
                  2.02 of Form 8-K)

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          WEST MARINE, INC.





Date:  April 7, 2005                      By: /s/Eric Nelson
                                             -----------------------------
                                                 Eric Nelson
                                                 Senior Vice President and
                                                 Chief Financial Officer

                                                                    Exhibit 99.1
  Contacts:  West Marine, Inc.
  Eric Nelson, Senior Vice-President and Chief Financial Officer
  (831) 761-4489
  Russell Solt, Director of Investor Relations
  (831) 761-4229

                  WEST MARINE REPORTS FIRST QUARTER 2005 SALES

WATSONVILLE, CA, April 6, 2005 - West Marine, Inc. (Nasdaq: WMAR) today reported that net sales for the thirteen weeks ended April 2, 2005 were $125.6 million, a decrease of 2.8% from net sales of $129.2 million a year ago. Comparable store sales for the first quarter of 2005 decreased (6.6%), compared to strong comparable store sales of 10.2% reported for the first quarter a year ago. First quarter comparable store sales by region were as follows:

                   2005                      2004
                   ----                      ----
Northeast        (21.9%)                    20.6%
Southeast          1.4%                      5.8%
Western           (4.7%)                     7.5%

Eric Nelson, CFO of West Marine, said, "The start of boating season activity was delayed as cold, wet, winter-like weather continued on both coasts of the United States in March. Unlike last year, many boats in our Northeast region, from the mid-Atlantic up through the northeastern seaboard and across to the Great Lakes, remained in storage.

"We now anticipate our first quarter loss to range from ($0.26) to ($0.27) per share, including one-time charges of approximately ($0.02) per share for CEO hiring costs, compared to a loss of ($0.15) per share for the first quarter last year. Our expected first quarter results are slightly lower than previous guidance, mainly due to reduced volume in our high-margin maintenance category, which was impacted by delayed seasonal boat preparation activity. We will update our 2005 earnings guidance during our conference call on Thursday, April 28."

West Marine, Inc. is the nation's largest specialty retailer of boating supplies and apparel, with 383 stores in 38 states, Canada and Puerto Rico, and more than $680 million in annual sales. The Company's successful catalog and Internet channels offer customers approximately 50,000 products - far more than any competitor - and the convenience of being able to exchange catalog and Internet purchases at its retail stores. The Company's Port Supply division is the country's largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.

Special Note Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine's future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company's ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company's Direct Sales division as West Marine and its competitors open new stores, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, fluctuations in fuel prices and other risk factors described from time to time in West Marine's filings with the Securities and Exchange Commission, including West Marine's annual report on Form 10-K for the period ended January 1, 2005. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.